Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease Provides Update on Third Quarter Acquisition Activity

$105.4 Million of Acquisitions Closed During the Quarter

Over $266 Million in Acquisitions Closed in 2018

NEW YORK, October 4, 2018 /PRNewswire/ -- Global Net Lease, Inc. (NYSE: GNL), a real estate investment trust focused on the acquisition of industrial and office properties leased long-term to high quality corporate tenants in select markets in the United States and Europe, today said it has closed on four properties in the third quarter 2018, representing 1.3 million square feet for $105.4 million. The properties are leased to a furniture manufacturer, NetScout Systems Texas, LLC, Rubbermaid Incorporated and FedEx Freight.

The four properties were purchased at a weighted average going-in capitalization rate1 of 7.16%, equating to a weighted-average GAAP capitalization rate2 of 7.68%, with a weighted-average remaining lease term3 of 13.8 years. GNL funded the transactions with borrowings under its revolving credit facility and cash on hand, which includes proceeds from a public offering of GNL’s common stock completed in August 2018.

Through the end of Q3 2018, GNL’s combined pipeline of closed and scheduled to close 2018 acquisitions have increased to $401 million. The company has closed on $266.4 million of acquisitions through the end of the third quarter, with an additional $134 million expected to close by the end of the fourth quarter.

Property and Tenant Summary

The first of the four properties acquired, which has not been previously announced as one of the Company’s pending acquisitions, is a triple net leased 456,094 square foot corporate headquarters and manufacturing facility located in New York State. The contract purchase price was $19 million. The building is leased for 20 years to a furniture manufacturer which creates both commercial-grade workplace furniture and high-quality ready-to-assemble furniture for the home. The company carries a Moody’s implied credit rating4 of “Ba1.”

The second property is a newly constructed, Class A office building net leased to NetScout Systems Texas, LLC. The 145,000 square foot building, located in Allen, Texas, was acquired for $54 million. The building is leased for 12 years. Founded over 30 years ago, NetScout, the guarantor of the Class A office building lease, is a leading provider of application and network performance management products. NetScout has been in the network performance monitoring space for 30 years. The company offers solutions that enable enterprises, service providers, and government agencies to monitor, manage, and protect their network and applications. NetScout, the guarantor, has a Moody’s implied credit rating of “Ba3.”

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1 Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property.  The weighted-average going-in capitalization rate is based upon square feet of the date of acquisition.

2 GAAP capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-lined rental income that the property will generate under its existing lease. GAAP capitalization rate is calculated by dividing the annualized straight-line rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) by the acquisition price of the property. The weighted-average GAAP capitalization rate is based upon square feet of the date of acquisition.

3 The weighted-average remaining lease term in years based upon square feet as of the date of acquisition.

4 Implied Investment Grade includes ratings of tenant parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or lease guarantor. Implied Investment Grade ratings are also determined using a proprietary Moody’s analytical tool, which compares the risk metrics of the non-rated company to those of a company with an actual rating. The ratings information is as of June 30, 2018

The third property is a 668,592 square foot industrial facility acquired for $21.4 million and is triple net leased to Rubbermaid Incorporated. The building, located in Akron, Ohio, was purchased with a remaining lease term of 10 years. Rubbermaid was founded in 1968 and is a manufacturer of innovative, solution-based products for commercial and institutional markets worldwide. The guarantor, Newell Brands, is a worldwide provider of consumer and commercial products. Newell Brands has a Standard & Poor’s investment grade credit rating of “BBB-” and a Moody’s investment grade rating of “Baa3.”

The fourth property is a newly constructed 28,911 square foot distribution facility, acquired for $11 million and double net leased to FedEx Freight. The building is located in Greenville, North Carolina. The lease term on the property is 15 years. FedEx Freight, a business segment and wholly owned subsidiary of FedEx Corporation, is a leading provider of less than truckload freight services. This business segment offers two reliable freight services including FedEx Freight Priority and FedEx Freight Economy. FedEx Corporation has an investment grade credit rating of “Baa2” and “BBB” from Moody’s and S&P, respectively.

Third Quarter Acquisitions Summary Table

Tenant	Buildings	Square Feet	Asset Type	Lease Term (yrs)(1)	Purchase Price (mm)	Location
Furniture Manufacturer	1	456,094	Industrial	20.0	$ 19.0	New York State
NetScout	1	145,000	Office	12.0	$ 54.0	Allen, Texas
Rubbermaid	1	668,592	Industrial	10.0	$ 21.4	Akron, Ohio
FedEx Freight	1	28,911	Distribution	15.0	$ 11.0	Greenville, North Carolina
Total	4	1,298,597			$105.4

(1)	As of the acquisition date.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) Global Net Lease, Inc. (NYSE: GNL) is a real estate investment trust focused on the acquisition of industrial and office properties leased long-term to high quality corporate tenants in select markets in the United States and Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "may," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

CONTACT:

Investors and Media:

Email: investorrelations@globalnetlease.com

Phone: (212) 415-6510